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                                                                 EXHIBIT 99(a)

                            CIS TECHNOLOGIES, INC.

                               One Warren Place
                           6100 S. Yale, Suite 1900
                          Tulsa, Oklahoma 74136-1903

                            NOTICE OF POSTPONEMENT
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS


      NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of C.I.S. Technologies, Inc. (the "Company") scheduled for May 9, 1996 has been postponed until further notice.

      On April 16, 1996, the Company announced that a definitive agreement had been signed to merge the Company with a subsidiary of National Data Corporation (the "Merger"). Due to the significance of the Merger and the timing of a proposed special meeting of shareholders relating thereto (the "Special Meeting"), the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to postpone the Annual Meeting until after the Special Meeting.

      If the Merger is completed, National Data Corporation will be the sole shareholder of the Company and there will be no Annual Meeting involving public shareholders. If the Merger is not completed, the Board will take such further action following the Special Meeting as it deems appropriate to call and convene the 1996 Annual Meeting, including the establishment of a new record date for purposes of determining the shareholders entitled to vote at the Annual Meeting.

      Proxies solicited pursuant to the Company's Notice and Proxy Statement dated April 2, 1996 relating to the Annual Meeting will not be given any effect at the Annual Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    /s/ Thomas G. Noulles
                                    Thomas G. Noulles, Secretary

Tulsa, Oklahoma
April 26, 1996